SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Final Amendment)

                               DOR BioPharma, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    258094101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 258094101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Silverback Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 258094101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Silverback Master, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 258094101
          ---------

Item 1(a).  Name of Issuer:

            DOR BioPharma, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1691 Michigan Ave., Suite 435
            Miami, FL  33139
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Silverback Asset Management, LLC
            Silverback Master, Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Silverback Asset Management, LLC
            1414 Raleigh Road
            Suite 250
            Chapel Hill, NC  27517

            Silverback Master, Ltd.
            c/o International Fund Services (Ireland) Limited
            Bishop's Square, Third Floor
            Redmond's Hill
            Dublin 2, Ireland
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Silverback Asset Management, LLC - Delaware
            Silverback Master, Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            258094101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     (a)  Amount beneficially owned:

          Silverback Asset Management, LLC - 0
          Silverback Master, Ltd. - 0
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Silverback Asset Management, LLC - 0%
          Silverback Master, Ltd. - 0%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

Silverback Asset Management, LLC

          (i)  Sole power to vote or to direct the vote                  0
                                                                 --------------,

          (ii) Shared power to vote or to direct the vote                0
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                 --------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                            0
                                                                 --------------.

Silverback Master, Ltd.

          (i)  Sole power to vote or to direct the vote                  0
                                                                 --------------,

          (ii) Shared power to vote or to direct the vote                0
                                                                 --------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                                 --------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                            0
                                                                 --------------.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

          This Final Amendment reflects that as of December 31, 2006, each of Silverback Asset Management, LLC and Silverback Master, Ltd., own less than 5% of the Common Stock of the Issuer.
          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 14, 2007
                                        ----------------------------------------
                                                        (Date)


                                        Silverback Asset Management, LLC

                                        By: /s/ Elliot Bossen
                                            -----------------
                                            Name: Elliot Bossen
                                            Title: Managing Member


                                        Silverback Master, Ltd.

                                        By: /s/ Elliot Bossen
                                            -----------------
                                            Name: Elliot Bossen
                                            Title: Director

Exhibit A
---------

     The undersigned agree that this Schedule 13G dated February 14, 2007 relating to the Common Stock, par value $0.001, of DOR BioPharma, Inc. is being filed on behalf of each of Silverback Asset Management, LLC and Silverback Master, Ltd.

                                                February 14, 2007
                                        ----------------------------------------
                                                        (Date)


                                        Silverback Asset Management, LLC

                                        By: /s/ Elliot Bossen
                                            -----------------
                                            Name: Elliot Bossen
                                            Title: Managing Member


                                        Silverback Master, Ltd.

                                        By: /s/ Elliot Bossen
                                            -----------------
                                            Name: Elliot Bossen
                                            Title: Director

SK 04098 0001 746172